                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)

                                                           FILE NUMBER 333-31161

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 23, 1998)

                                     [LOGO]

               $86,250,000 PRINCIPAL AMOUNT OF 7 1/4% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2004
                    (INTEREST PAYABLE MAY 1 AND NOVEMBER 1)
                        2,978,452 SHARES OF COMMON STOCK

    This Prospectus Supplement supplements the Prospectus dated April 23, 1998 relating to (i) $86,250,000 aggregate principal amount of 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of Heartport, Inc., a Delaware corporation (the "Company"), and (ii) 2,978,452 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of the Company as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Cowen & Company in April and May 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On October 29, 1998 the closing price of the Common Stock of the Company on the Nasdaq National Market was $4.1875. The Common Stock of the Company is traded under the symbol "HPRT."

Selling Securityholder:                        FSS-Franklin California Growth Fund
                                               c/o BNY Western Trust Co.
                                               550 Kearney St.
                                               Suite 600
                                               San Francisco, CA 94108-2521

Securities Being Sold:                         $3,500,000 aggregate principal amount of
                                               7 1/4% Convertible Subordinated Notes due
                                               2004

Participating Broker-Dealer:                   Morgan Stanley & Co.

Commission or Compensation:                    None

    As of October 29, 1998 and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $3,500,000 aggregate principal amount of Notes, representing 4.06% of the Notes outstanding as of such date. As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is October 30, 1998.